MERRILL LYNCH LARGE CAP GROWTH FOCUS

SERIES 1

FILE # 811-9159

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/13/01	Duke Energy	$171,512.	$974,500,000.	Morgan Stanley
04/30/01	Reliant Resources	$84,000.	$1,560,000,000.	Goldman Sachs
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